EXHIBIT 11


                                    SPARTECH CORPORATION AND SUBSIDIARIES
                               STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                                   (In thousands, except per share amounts)

                                                                                    QUARTER ENDED
                                                                                February 3,  January 28,
                                                                                    1996         1995

NET EARNINGS
  Net Earnings                                                                   $  3,786     $  3,125
  Preferred stock accretion                                                             -         (549)

  Add:  Interest savings, net of tax effect, on retirement
          of debt from the proceeds received from the exercise
          of options and warrants in excess of 20% limitation                           -            6

Primary net earnings applicable to common shares                                    3,786        2,582

  Add:  Preferred stock accretion elimination resulting from
          the assumed conversion of preferred stock                                     -          549

Fully diluted net earnings applicable to common shares                           $  3,786     $  3,131

WEIGHTED AVERAGE SHARES OUTSTANDING
  Weighted average common shares outstanding                                       23,357        8,681
  Add:  Shares issuable from assumed exercise of options
          (in excess of 20% limitation for 1995)                                      954          848

Primary weighted average shares outstanding                                        24,311        9,529

  Add:  Shares issuable from assumed conversion of preferred stock                      -       14,275

  Add:  Additional shares issuable from assumed exercise of options
          (in excess of 20% limitation for 1995) due to the difference
          in the share repurchase price under the fully diluted computation            64            -

Fully diluted weighted average shares outstanding                                  24,375       23,804

NET EARNINGS PER SHARE

  Primary                                                                        $    .16     $    .27

  Fully Diluted                                                                  $    .16     $    .13

NOTE:   Prior to May 1, 1995, Primary and Fully Diluted Net Earnings Per
        Common Share were computed using the Modified Treasury Stock Method. Due to the 1995 conversion of the Company's Preferred Stockholders, the Treasury Stock Method was used to compute Primary and Fully Diluted Net Earnings Per Common Share for 1996.